Exhibit 23.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of TLGY Acquisition Corporation (the “Company”) on Form S-1 MEF pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated September 3, 2021, includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of TLGY Acquisition Corporation as of June 30, 2021 and for the period from May 21, 2021 (inception) through June 30, 2021 appearing in the Registration Statement on Form S-1, as filed (File No. 333-260242), of TLGY Acquisition Corporation.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

November 30, 2021

www.marcumbp.com